Exhibit 99.1

News Release

M.D.C. HOLDINGS ANNOUNCES OPTIONAL REDEMPTION OF

ALL OUTSTANDING 5.375% SENIOR NOTES DUE JULY 2015

DENVER, COLORADO, Friday, September 26, 2014. M.D.C. Holdings, Inc. (NYSE: MDC) today announced that it will redeem all of its outstanding 5.375% Senior Notes due July 2015 (CUSIP No. 5526J0AB4) (the “2015 Notes”), which total $250.0 million, on October 27, 2014. The 2015 Notes will be redeemed pursuant to their optional redemption provisions at a redemption price that will include a premium based on the present value of the remaining scheduled payments on the 2015 Notes as described in the indenture, together with accrued and unpaid interest on the Notes to the redemption date of October 27, 2014. The redemption will be funded from the Company's available cash balances.

U.S. Bank National Association is the trustee and paying agent with respect to the 2015 Notes.

About MDC

Since 1972, MDC's subsidiary companies have built and financed the American dream for more than 175,000 homebuyers. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Philadelphia, Orlando, Jacksonville, South Florida and Seattle. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:	Robert N. Martin
Vice President of Finance and Corporate Controller (720) 977-3431 bob.martin@mdch.com